Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 29, 2022 with respect to our audits of the financial statements of Synaptogenix, Inc. as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 appearing in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

April 15, 2022